Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2019 Results and Provides 2020 Guidance

–	Organic and Acquisition Growth Drove Double-Digit Increases in Fourth Quarter Revenues and Adjusted EBITDA

–	Full Year Adjusted EBITDA Growth of 29%

–	2020 Revenues and Adjusted EBITDA Expected to Increase 17% and 19%, Respectively, at the Midpoint of Guidance Ranges

DALLAS, Texas - ARCOSA, Inc. - February 26, 2020:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Highlights

•	Revenues increased 19% to $446.9 million

•	Net income of $21.1 million, with Diluted EPS of $0.43

•	Adjusted EBITDA increased 17% to $53.1 million

•	Operating cash flow of $139.8 million and free cash flow of $115.4 million

Full Year Highlights

•	Revenues increased 19% to $1,736.9 million

•	Net income of $113.3 million with Diluted EPS of $2.32 and Adjusted Diluted EPS of $2.35

•	Adjusted EBITDA increased 29% to $240.7 million

•	Operating cash flow of $358.8 million and free cash flow of $273.4 million

Commenting on 2019 performance, Antonio Carrillo, President and Chief Executive Officer noted, “Full year results reflected continued progress on our Stage One priorities and demonstrated solid execution from our operating teams. Specifically, we expanded our Construction Products business with acquisitions that provide platforms for future growth, substantially improved our Energy Equipment margins through lean manufacturing initiatives, and capitalized on the barge market recovery with revenue growth that more than offset softness in rail components.

“Additionally, we continued to operate effectively with a flat organizational structure and drove considerably higher free cash flow for the year as we seek to build a ‘cash culture’ across Arcosa.”

During the fourth quarter, revenues in the barge business increased 114% compared to the prior period, contributing to a full-year increase of 73%, as the business successfully ramped up to meet the ongoing market recovery. Approximately $15 million of barge revenues shifted into January 2020, causing fourth quarter revenues to be below the Company's expectations.

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2020 Outlook and Guidance

Based on its current portfolio of businesses, the Company expects full year 2020 revenues of $1.95 billion to $2.1 billion, which represents year-over-year growth of 17% at the midpoint. Adjusted EBITDA is expected to range from $275 million to $300 million, up 19% at the midpoint, with approximately 55% of Adjusted EBITDA expected to be generated in the second half of the year, due primarily to the anticipated delivery schedules for our barge and wind tower businesses.

Commenting on the outlook for 2020, Mr. Carrillo noted, “Market conditions across our portfolio remain robust, with a few exceptions. Our backlog growth, strong inquiry levels, and the completion of the January 2020 acquisition of Cherry underpin our expectation for double-digit Adjusted EBITDA growth in 2020.

“We are experiencing positive demand for our construction products, barges, and utility structures, which we expect to more than offset headwinds in our rail components business and lower pricing in our wind towers business.

“We continue to progress on our long-term vision to: grow in attractive markets with sustainable competitive advantages, reduce the complexity and cyclicality of our business, improve returns on invested capital and integrate environmental, social and governance initiatives into our long-term strategy.”

Segment Results - Construction Products

•	Revenues increased 56% to $102.2 million in the fourth quarter, benefitting from higher volumes in the Company's legacy businesses and the December 2018 acquisition of ACG Materials.

•	Fourth quarter Adjusted Segment EBITDA increased $5.5 million to $17.9 million, representing a 17.5% margin compared to an 18.9% margin a year ago.

•	Year-over-year volume growth in the legacy aggregates and specialty materials businesses demonstrates healthy underlying construction market fundamentals in the Company's markets.

•
The year-over-year margin decrease primarily resulted from the addition of ACG Materials, which has lower margins than the legacy businesses, softer demand from ACG aggregates plants serving oil and gas markets, and higher than expected production costs at one of the Company's specialty materials plants.

Segment Results - Energy Equipment

•
Fourth quarter revenues were up 3% year-over-year to $213.0 million, driven by higher volumes of wind towers, utility structures, and storage tanks, as well as improved pricing in utility structures and storage tanks.

•	Adjusted Segment EBITDA increased 19% to $27.6 million, representing a 13.0% margin compared to an 11.2% margin a year ago.

•	Margin increased from continued throughput improvements and increased participation in the utility structures bid market partially offset by expected lower wind tower pricing.

•
Order activity in the utility structures business continued to be strong during the fourth quarter and totaled $189.2 million. As a result, backlog for wind towers and utility structures increased 6% to $596.8 million compared to the third quarter with a combined book to bill ratio of 1.2.

•	Production visibility continues to be strong for 2020 based on the orders in backlog, despite booking no new wind tower orders in the fourth quarter.

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Segment Results - Transportation Products

•
Fourth quarter revenues increased 30% to $132.3 million, driven by a 114% increase in barge revenues on improving fundamentals partially offset by a 43% decline in components revenues due to continued expected softening in railcar demand.

•	Approximately $15 million of barge revenues shifted into January 2020, causing fourth quarter revenues to be below the Company's expectations.

•	Despite weaker component performance, Adjusted Segment EBITDA increased 12% year-over-year to $19.0 million, representing a margin of 14.4%, as the barge market continues to recover.

•
Segment margin declined compared to the prior year level of 16.7%, as anticipated, but improved 9% sequentially as the barge business delivered a higher volume of barges taken in a stronger pricing environment.

•
The barge business received orders for $83.9 million, representing a book to bill ratio of 0.8 on 30% higher sequential revenues. The orders, which are scheduled for delivery in 2020, included a mix of dry and liquid barges. For the second consecutive quarter, the Company received a higher proportion of dry barge orders as lower steel prices encouraged replacement of older barges.

•
Barge backlog totaled $346.9 million at the end of December, up 50% compared to last year, with improved pricing levels. The backlog is scheduled to deliver in 2020 providing strong production visibility.

Cash Flow and Liquidity

•	Capital expenditures were $24.4 million in the fourth quarter, bringing the full year total to $85.4 million, in line with the Company's expectations.

•
During the quarter, the Company announced the $298 million acquisition of Cherry Industries, Inc. (“Cherry”) which closed in January 2020. The Company did not have any other acquisition activity during the fourth quarter, resulting in a full year investment of $32.9 million on four complementary bolt-on acquisitions.

•
As of the end of December, the Company continued to have $36 million available under its $50 million share repurchase authorization as no shares were repurchased during the quarter. The Company declared a quarterly dividend of $0.05 per share that paid in January.

•
Operating cash flow was $139.8 million in the quarter, driven by a $93.1 million reduction in working capital as defined by changes in current assets and liabilities on the statement of cash flows. Full year operating cash flow was $358.8 million, up 203% year-over-year.

•
The reduction in working capital during the quarter was higher than anticipated as the Company received approximately $51 million in net advance payments from customers for 2020 scheduled production and generally improved accounts receivable and inventory management.

•	At the end of the fourth quarter, cash and cash equivalents totaled $240.4 million, up $112.9 million compared to the third quarter on strong operating cash flow generation.

•
Subsequent to quarter end, the Company funded the $298 million acquisition of Cherry with a combination of cash and proceeds from a new $150 million five-year term loan that was fully drawn at closing.

•
In addition, on January 2, 2020, the Company increased its unsecured revolving credit facility to $500 million from $400 million and extended its term an additional year to January 2025. Combined with the $107.3 million of existing debt as of December 31, 2019, the Company had $257.3 million of debt outstanding after the acquisition and unused credit capacity of $357.5 million under its revolver.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Presentation of Financials

The spin-off of the Company by Trinity Industries, Inc. (“Former Parent”; NYSE:TRN) was completed on November 1, 2018. The Company’s financial statements for periods prior to November 1, 2018 were prepared on a “carve-out” basis. The carve-out financials of the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an independent company during the applicable periods.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 27, 2020 to discuss 2019 fourth quarter and full year results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at http://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at http://ir.arcosa.com. The audio conference call number is 877-876-9173 for domestic callers and 785-424-1669 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern Time on March 12, 2020, by dialing 800-839-2391 for domestic callers and 402-220-7205 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at http://ir.arcosa.com/EventsandPresentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Cherry, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2019 which is to be filed on or about February 27, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated and Combined Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$446.9	$374.4	$1,736.9	$1,460.4
Operating costs:
Cost of revenues	369.3	310.9	1,404.5	1,188.4
Selling, general, and administrative expenses	47.1	36.8	179.5	153.9
Impairment charge	—	—	—	23.2
	416.4	347.7	1,584.0	1,365.5
Operating profit	30.5	26.7	152.9	94.9

Interest expense	1.7	0.9	6.8	0.9
Other, net (income) expense	0.3	(3.0)	(0.7)	(1.0)
	2.0	(2.1)	6.1	(0.1)
Income before income taxes	28.5	28.8	146.8	95.0
Provision for income taxes	7.4	1.1	33.5	19.3
Net income	$21.1	$27.7	$113.3	$75.7

Net income per common share:
Basic	$0.44	$0.56	$2.34	$1.55
Diluted	$0.43	$0.56	$2.32	$1.54
Weighted average number of shares outstanding(1):
Basic	47.9	48.9	47.9	48.8
Diluted	48.4	49.2	48.4	48.9
(1) For periods prior to the separation, the denominator for basic and diluted net income per common share was calculated using the 48.8 million shares of common stock outstanding immediately following the separation.

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2019	2018	2019	2018
Construction aggregates	$86.2	$51.3	$364.7	$217.9
Other	16.0	14.3	75.0	74.4
Construction Products Group	102.2	65.6	439.7	292.3

Wind towers and utility structures	156.0	155.4	625.4	582.9
Other	57.0	51.6	211.2	197.2
Energy Equipment Group	213.0	207.0	836.6	780.1

Inland barges	100.9	47.2	293.9	170.2
Steel components	31.4	54.9	171.8	221.2
Transportation Products Group	132.3	102.1	465.7	391.4

Segment Totals before Eliminations	447.5	374.7	1,742.0	1,463.8
Eliminations	(0.6)	(0.3)	(5.1)	(3.4)
Consolidated and Combined Total	$446.9	$374.4	$1,736.9	$1,460.4

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2019	2018	2019	2018
Construction Products Group	$7.4	$5.1	$52.7	$50.4
Energy Equipment Group	20.9	16.1	100.7	28.6
Transportation Products Group	14.7	13.2	46.8	48.4
All Other	—	—	—	(0.1)
Segment Totals before Corporate Expenses	43.0	34.4	200.2	127.3
Corporate	(12.5)	(7.4)	(47.3)	(32.1)
Eliminations	—	(0.3)	—	(0.3)
Consolidated and Combined Total	$30.5	$26.7	$152.9	$94.9

Backlog:	December 31, 2019	December 31, 2018
Energy Equipment Group:
Wind towers and utility structures	$596.8	$633.1
Other	$36.2	$55.1
Transportation Products Group:
Inland barges	$346.9	$230.5

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$240.4	$99.4
Receivables, net of allowance	200.0	291.4
Inventories	283.3	252.5
Other	33.5	24.1
Total current assets	757.2	667.4

Property, plant, and equipment, net	816.2	803.0
Goodwill	621.9	615.2
Deferred income taxes	14.3	6.9
Other assets	92.9	79.7
	$2,302.5	$2,172.2
Current liabilities:
Accounts payable	$90.0	$86.2
Accrued liabilities	119.4	99.9
Advance billings	70.9	21.6
Current portion of long-term debt	3.7	1.8
Total current liabilities	284.0	209.5

Debt	103.6	183.7
Deferred income taxes	66.4	58.3
Other liabilities	58.1	36.2
	512.1	487.7

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,686.7	1,685.7
Retained earnings	122.9	19.5
Accumulated other comprehensive loss	(19.7)	(17.7)
Treasury stock	—	(3.5)
	1,790.4	1,684.5
	$2,302.5	$2,172.2

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Arcosa, Inc.
Consolidated and Combined Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2019	2018
Operating activities:
Net income	$113.3	$75.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	85.8	67.6
Impairment charge	—	23.2
Stock-based compensation expense	14.6	9.9
Provision for deferred income taxes	17.3	22.4
Gains on dispositions of property and other assets	(4.0)	(1.1)
(Increase) decrease in other assets	(0.9)	6.4
Increase (decrease) in other liabilities	4.2	(1.7)
Other	(4.1)	(3.1)
Changes in current assets and liabilities:
(Increase) decrease in receivables	99.0	(80.9)
(Increase) decrease in inventories	(22.7)	(29.9)
(Increase) decrease in other current assets	(11.6)	(10.8)
Increase (decrease) in accounts payable	3.5	20.6
Increase (decrease) in advance billings	49.3	7.7
Increase (decrease) in accrued liabilities	15.1	12.5
Net cash provided by operating activities	358.8	118.5
Investing activities:
Proceeds from dispositions of property and other assets	8.9	10.2
Capital expenditures	(85.4)	(44.8)
Acquisitions, net of cash acquired	(32.9)	(333.2)
Proceeds from divestitures	—	3.3
Net cash required by investing activities	(109.4)	(364.5)
Financing activities:
Payments to retire debt	(81.2)	(0.3)
Proceeds from issuance of debt	—	180.0
Shares repurchased	(11.0)	(3.0)
Dividends paid to common stockholders	(9.9)	—
Purchase of shares to satisfy employee tax on vested stock	(4.4)	(0.5)
Capital contribution from Former Parent	—	200.0
Net transfers to Former Parent and affiliates	—	(34.5)
Other	(1.9)	(3.1)
Net cash provided (required) by financing activities	(108.4)	338.6
Net increase in cash and cash equivalents	141.0	92.6
Cash and cash equivalents at beginning of period	99.4	6.8
Cash and cash equivalents at end of period	$240.4	$99.4

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Arcosa, Inc.
Reconciliation of Consolidated and Combined Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2020 Guidance
	2019	2018	2019	2018	Low	High
Revenues	$446.9	$374.4	$1,736.9	$1,460.4	$1,950.0	$2,100.0

Net income	21.1	27.7	113.3	75.7	118.0	138.0
Add:
Interest expense, net	1.3	0.5	5.4	0.5	9.0	10.0
Provision for income taxes	7.4	1.1	33.5	19.3	37.0	43.0
Depreciation, depletion, and amortization expense(1)	22.6	17.9	85.8	67.6	105.0	105.0
EBITDA	52.4	47.2	238.0	163.1	269.0	296.0
Add:
Impairment charge	—	—	—	23.2	—	—
Impact of acquisition-related expenses(2)	—	0.8	2.0	0.8	6.0	4.0
Other, net (income) expense(3)	0.7	(2.6)	0.7	(0.6)	—	—
Adjusted EBITDA	$53.1	$45.4	$240.7	$186.5	$275.0	$300.0
Adjusted EBITDA Margin	11.9%	12.1%	13.9%	12.8%	14.1%	14.3%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2020 Guidance
	2019	2018	2019	2018	Low	High
Net Income	$21.1	$27.7	$113.3	$75.7	$118.0	$138.0
Impairment charge, net of tax	—	(7.7)	—	14.3	—	—
Impact of acquisition-related expenses, net of tax(2)	—	0.6	1.5	0.6	4.6	3.1
Impact of U.S. tax reform	—	(0.8)	—	(1.5)	—	—
Adjusted Net Income	$21.1	$19.8	$114.8	$89.1	$122.6	$141.1
(1) Includes an estimate for the fair value markup of acquired assets for the Full Year 2020 Guidance.
(2) Non-routine expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3) Included in Other, net expense was the impact of foreign currency exchange transactions of $0.8 million and $(2.4) million for the three months ended December 31, 2019 and 2018, respectively, and $1.5 million and $(0.2) million for the year ended December 31, 2019 and 2018, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Construction Products
Revenues	$102.2	$65.6	$439.7	$292.3

Operating Profit	7.4	5.1	52.7	50.4
Add: Depreciation, depletion, and amortization expense	10.5	6.5	38.0	21.9
Segment EBITDA	17.9	11.6	90.7	72.3
Add: Impact of the fair value mark up of acquired inventory	—	0.8	1.4	0.8
Adjusted Segment EBITDA	$17.9	$12.4	$92.1	$73.1
Adjusted Segment EBITDA Margin	17.5%	18.9%	20.9%	25.0%

Energy Equipment
Revenues	$213.0	$207.0	$836.6	$780.1

Operating Profit	20.9	16.1	100.7	28.6
Add: Depreciation and amortization expense	6.7	7.1	27.9	29.7
Segment EBITDA	27.6	23.2	128.6	58.3
Add: Impairment charge	—	—	—	23.2
Adjusted Segment EBITDA	$27.6	$23.2	$128.6	$81.5
Adjusted Segment EBITDA Margin	13.0%	11.2%	15.4%	10.4%

Transportation Products
Revenues	$132.3	$102.1	$465.7	$391.4

Operating Profit	14.7	13.2	46.8	48.4
Add: Depreciation and amortization expense	4.3	3.8	16.3	15.5
Segment EBITDA	19.0	17.0	63.1	63.9
Add: Impact of the fair value mark up of acquired inventory	—	—	0.6	—
Adjusted Segment EBITDA	$19.0	$17.0	$63.7	$63.9
Adjusted Segment EBITDA Margin	14.4%	16.7%	13.7%	16.3%

Operating Loss - All Other	$—	$—	$—	$(0.1)
Operating Loss - Corporate	(12.5)	(7.4)	(47.3)	(32.1)
Eliminations	—	(0.3)	—	(0.3)
Add: Corporate depreciation expense	1.1	0.5	3.6	0.5
Adjusted EBITDA	$53.1	$45.4	$240.7	$186.5

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in dollars per share)
Diluted EPS	$0.43	$0.56	$2.32	$1.54
Impairment charge	—	(0.16)	—	0.30
Impact of acquisition-related expenses	—	0.01	0.03	0.01
Impact of U.S. tax reform	—	(0.01)	—	(0.03)
Adjusted Diluted EPS	$0.43	$0.40	$2.35	$1.82

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
Cash Provided by Operating Activities	$139.8	$—	$358.8	$118.5
Capital expenditures	(24.4)	(11.8)	(85.4)	(44.8)
Free Cash Flow	$115.4	$(11.8)	$273.4	$73.7

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